Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 87 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Broad Market Opportunities Fund and Fidelity Advisor Asset Manager 70% of our reports dated November 21, 2007 on the financial statements and financial highlights included in the September 30, 2007 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
November 26, 2007